Exhibit 99.1

InnerWorkings, Inc. Announces Fourth Quarter and Fiscal 2006 Results

Execution Drives Record Revenue and Earnings Results

Chicago, IL, February 21, 2007 – InnerWorkings, Inc. (Nasdaq: INWK), a leading provider of print procurement solutions to corporate clients in the United States, today reported record fourth quarter and fiscal year results for the period ended December 31, 2006.

Quarterly Highlights:

•	Revenue grew 175 percent versus the fourth quarter of 2005 to a record $61.2 million.
•	Operating income rose 287 percent to $5.1 million, up from $1.3 million in the fourth quarter of 2005.
•	Enterprise revenue increased 118 percent to $36 million.
•	During the quarter the Company added seven new enterprise clients.
•	The Company increased its sales force through the addition of 43 new account executives.

Fiscal Year Highlights:

•	Revenue increased 109 percent versus the prior year to $160.5 million.
•	Operating income increased 179 percent to $12.8 million, up from $4.6 million in fiscal year 2005.
•	The number of enterprise clients rose from 69 to 92 during the year.
•	The number of account executives increased from 86 to 153 during the year.

Revenue for the Company’s fourth quarter was $61.2 million, an increase of 175 percent compared to revenue of $22.2 million in the fourth quarter of 2005. Operating income was $5.1 million, an increase of 287 percent from $1.3 million during the same quarter of 2005. Operating income was 8.3 percent of revenue during the fourth quarter, up from 5.9 percent during the same quarter of the prior year.

For the three months ended December 31, 2006, net income was $3.4 million, an increase of 159 percent from $1.3 million during the fourth quarter of 2005. Quarter over quarter comparisons were impacted by the effect of corporate income taxes, which were not part of the Company’s 2005 results due to its structure as a limited liability company. For the quarter, diluted earnings per share were $0.07.

“The company experienced record growth in the fourth quarter and full year 2006 which reflects impressive execution by our team,” stated Steve Zuccarini, Chief Executive Officer of InnerWorkings. “We continued to expand our base business while broadening our geographic presence through strategic acquisitions.”

For the year, the Company achieved revenue of $160.5 million, an increase of 109 percent compared to revenue of $76.9 million in 2005. Operating income for the full year 2006 was $12.8 million, an increase of 179 percent from $4.6 million during the full year 2005. Operating income was 8.0 percent of revenue during 2006, up from 6.0 percent in 2005.

Full year net income was $8.3 million, an increase of 79 percent from net income of $4.6 million in 2005, impacted by the effect of corporate income taxes as described above. For the year ended December 31, 2006, diluted earnings per share were $0.21.

“We were pleased to see our net margins increase while we continue to invest in growing our business, as demonstrated by our fourth quarter 287 percent growth in operating income,” stated Nick Galassi, Chief Financial Officer of InnerWorkings. “Furthermore, our balance sheet is strong, with no debt and significant cash on hand. This capital structure positions us well for future growth.”

Additional fourth quarter and full year 2006 financial and operational highlights include the following:

•	For the fourth quarter of 2006, 60 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 40 percent coming from transactional clients.
•	For the full year, 70 percent of revenue was derived from enterprise clients and 30 percent was derived from transactional clients.
•

The Company had a cash and marketable securities balance of $30.6 million as of December 31, 2006. Following the end of the quarter, the Company’s net cash increased by approximately $37.9 million as a result of its follow-on equity offering completed on January 24, 2007.

•	The Company’s balance sheet contained no debt as of December 31, 2006.
•

In October 2006, the Company acquired Applied Graphics, a West Coast provider of print management and print-on-demand services. As of December 31, 2005, Applied Graphics had 35 sales representatives and revenue of approximately $29 million for the year. Applied Graphics contributed $8.9 million in revenue in the fourth quarter and full year 2006.

Outlook

The Company anticipates revenue for fiscal year 2007 in the range of $260 million to $280 million with resulting net income and diluted earnings per share in the ranges of $16.0 million to $17.0 million and $0.30 to $0.33, respectively. The Company’s diluted earnings per share reflect the new capital structure as of its IPO and follow-on offering.

“We are well positioned in the marketplace and are encouraged about our growth prospects for 2007,” Zuccarini concluded. “Our strategy remains focused and unchanged. We continue to invest in all facets of our organization to strengthen our ability to deliver long-term growth.”

Conference Call

A conference call will be broadcast live on Thursday, February 22, 2007, at 10:00 a.m. Central Time (11:00 a.m. Eastern). Interested parties are invited to listen to the live webcast by visiting the Investor section of InnerWorkings’ website at www.iwprint.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. is a leading provider of print procurement solutions to corporate clients in the United States. InnerWorkings creates a competitive bid process to procure, purchase and deliver printed products as part of a comprehensive outsourced enterprise solution and in individual transactions. InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.iwprint.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to the prospectus, including the “Risk Factors” section, we recently filed with the SEC.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@iwprint.com

Tables Follow

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InnerWorkings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Revenue	$22,243,665	$61,153,263	$76,869,586	$160,514,987
Cost of goods sold	17,912,420	45,740,974	61,271,453	123,968,796

Gross profit	4,331,245	$15,412,289	15,598,133	36,546,191
Operating expenses:
Selling, general, and administrative expenses	2,894,068	9,904,927	10,605,248	22,675,423
Depreciation and amortization	132,364	455,952	387,911	1,029,968

Income from operations	1,304,813	5,051,410	4,604,974	12,840,800

Other income (expense), net	(3,742)	436,102	29,163	775,010

Income before taxes	1,301,071	5,487,512	4,634,137	13,615,810
Income tax expense	—	(2,120,047)	—	(5,335,374)

Net income	1,301,071	3,367,465	4,634,137	8,280,436
Dividends on preferred shares	(178,036)	—	(761,825)	(1,408,740)

Net income applicable to common stockholders	$1,123,035	$3,367,465	$3,872,312	$6,871,696

Basic earnings per share	$0.04	$0.08	$0.12	$0.22
Diluted earnings per share	$0.03	$0.07	$0.12	$0.21

InnerWorkings, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2005	2006
Cash and cash equivalents	$2,962,740	$20,612,944
Marketable securities	—	9,979,755
Accounts receivable, net	14,520,055	45,057,338
Unbilled revenue	1,974,920	4,691,546
Inventories	—	2,080,257
Prepaid expenses	2,612,752	5,538,998
Other current assets	1,610,941	1,577,981
Total long-term assets	3,003,257	23,971,085
Total assets	$26,684,665	$113,509,904

Accounts payable-trade	$13,488,237	$24,968,853
Distribution payable	2,987,000	—
Outstanding line of credit	2,923,511	—
Current liabilities	742,599	6,864,852
Total long-term liabilities	283,645	221,685
Preferred stock	5,007,525	—
Stockholders' equity	1,252,148	81,454,514
Total liabilities and stockholders' equity	$26,684,665	$113,509,904

InnerWorkings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2005	2006

Net cash provided by (used in) operating activities	966,843	(11,141,007)

Net cash used in investing activities	(1,167,947)	(21,500,717)

Net cash provided by financing activities	1,688,053	50,291,928

Increase in cash and cash equivalents	1,486,949	17,650,204
Cash and cash equivalents, beginning of year	1,475,791	2,962,740

Cash and cash equivalents, end of year	$2,962,740	$20,612,944